Exhibit 99.2

Preliminary Final Report
Appendix 4E
Year Ended 31 December 2010

HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX)
• www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX)
• ARBN 146 505 777

Appendix 4E
Preliminary Final Report
Rule 4.3A
Appendix 4E
Preliminary Final Report
1.	Company Information
Name of entity
REVA Medical, Inc.

ABN	Year ended (“current year”)
ARBN 146 505 777	31 December 2010
The previous corresponding period refers to the comparative amounts for the year ended 31 December 2009.
All values contained in this report are stated in U.S. dollars and have been rounded to the nearest thousand, unless otherwise stated.
2.	Results for Announcement to the Market

	Current Year	Prior Year	Amount of	Percentage
	12 Months Ended	12 Months Ended	Increase	Increase
	31 December 2010	31 December 2009	or	or
	$’000 USD	$’000 USD	(Decrease)	(Decrease)

2.1 Revenue from ordinary activities	0	0	N/A	N/A

Loss from operations	(10,118)	(12,513)	(2,395)	(19%)

2.2 Loss from ordinary activities, after tax	(23,507)	(13,844)	9,663	70%

2.3 Loss attributable to members	(30,707)	(16,202)	14,505	90%
2.4	The Company does not propose to pay dividends to common stockholders at this time. As

2.5	such, there is no franking or applicable record date.

2.6
We are a development stage medical device company working toward commercialization of our proprietary technologies to provide minimally invasive medical devices for treatment in humans. Since our inception, we have concentrated our efforts on development of coronary stents and since 2003 we have focused on a drug-eluting bioresorbable stent for use in coronary applications. In December 2010, we completed an initial public offering (the “IPO”) of our common stock and listed in the form of CHESS Depository Interests (“CDIs”) on the Australian Securities Exchange. Under the IPO, we issued 7,727,273 shares of common stock (representing 77,272,730 CDIs) at A$11.00 per share (or A$1.10 per CDI) and received gross proceeds of $84.28 million.

28/02/2011	Appendix 4E Page 1

Appendix 4E
Preliminary Final Report
Our loss from operations of $10.12 million in 2010 was $2.39 million less than our loss in 2009. During 2009 we produced and tested multiple polymer formulations and finalized the polymer that would be used in our pilot clinical study; consequently, we had no corresponding polymer work in 2010. Our polymer costs in 2010 were $1.46 million lower than the prior year. During 2009 we also performed significant development work on our delivery catheter. Such catheter work was not repeated in 2010, which contributed to reduced costs.
During 2010, we were awarded a non-recurring U.S. Federal government grant of $0.71 million for reimbursement of research and development expenses. Our 2010 results also include increases for personnel costs (CEO added in August 2010 and various other personnel added primarily in Q4 2010) and other administrative costs related to public company overhead. We anticipate continuing our research and development efforts at an increased level from 2010 and we anticipate our administrative and overhead costs will be increased from the 2010 level due to public company reporting and related requirements
Our loss from ordinary activities of $23.51 million in 2010 was $9.66 million higher than the prior year loss. This increase was primarily a result of a $13.29 million non-cash loss on extinguishment that we recorded when we modified our notes payable during Q4 2010 in anticipation of converting them to stock upon the IPO. We additionally recorded a $0.99 million loss on the change in value of warrants we had issued for the purchase of preferred stock. All the notes converted and all the warrants were exercised upon the IPO so there will be no future financial effects from them.
The loss attributed to members of $30.71 million for 2010 includes $2.84 million in cumulative dividends and $4.36 million of deemed dividends, for a total of $7.20 million, on our Series H convertible preferred stock. The $2.84 million of cumulative dividends compares to $2.36 million recorded in the prior year. The cumulative dividends became payable upon our IPO and, as a result, we issued 973,227 shares of common stock to the holders of Series H as required under the terms of issue of the Series H preferred stock. We have not paid a cash dividend since our inception. The $4.36 million of deemed dividends on Series H was a non-recurring charge that arose in 2010 when we issued Series H stock under previously agreed terms. All preferred stock was converted to common stock upon the IPO so there will be no continuing dividends or financial effects.
3.	Statement of Financial Performance
Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.
4.	Statement of Financial Position
Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

28/02/2011	Appendix 4E Page 2

Appendix 4E
Preliminary Final Report
5.	Statement of Cash Flows
Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.
6.	Dividends per Security
We did not declare or pay any dividends on common stock (or CDIs) and we do not propose to pay any such dividends at this time.
In accordance with the terms of our previous Series H convertible preferred stock, dividends accumulated at the rate of six percent per annum, compounded quarterly, from date of issuance. We issued Series H stock several times from December 2007 through June 2010. The cumulative dividends on Series H became payable upon our IPO on 16 December 2010 and as a result we issued 973,227 shares of common stock (or 9,732,270 CDIs) at that time. No other series of preferred stock was entitled to receive dividends. All preferred stock converted to common stock upon the IPO so there will be no continuing dividends or financial effect for preferred stock.
During May and June 2010, we also recorded deemed dividends on our Series H convertible preferred stock in the total amount of $4.36 million. The deemed dividends were non-recurring, non-cash items that arose when we issued Series H stock under previously agreed terms at a price per share that was lower than the estimated fair value of our common stock on the dates of issuance.
7.	Dividend or Distribution Reinvestment Plans
Not applicable; the Company has no dividend or distribution reinvestment plans.
8.	Statement of Retained Earnings
Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.
9.	Net Tangible Assets per Security

	Current Year	Prior Year
	31 December 2010	31 December 2009

Net tangible assets (in $’000 USD)	81,947	0

Issued equity (common stock and APIC) (in $’000 USD)	210,850	0

Number of shares of common stock on issue at reporting date (as if all CDIs were converted to common stock)	32,760,503	2,739,229 (includes non-voting common)

Net tangible assets per common share	$2.50 ($0.25 per CDI)	0

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Appendix 4E
Preliminary Final Report
10.	Acquisitions and Divestments
Not applicable; no entities were acquired or disposed during 2010.
11.	Joint Ventures
Not applicable; we are not and have not been party to any joint ventures.
12.	Other Information
Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. Please also see our IPO Prospectus dated 12 November 2010 and Supplementary Prospectus dated 26 November 2010, which were previously distributed and are available on our website at www.revamedical.com.
13.	Foreign Entity Accounting Standards
Our financial statements are presented in accordance with accounting principles generally accepted in the United States and are denominated in U.S. dollars.
14.	Commentary on Results for 2010
Please see Section 2 above and our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. We operated in one segment only in 2010.
15.	Status of Audit or Review
The financial statements, including accompanying notes, attached hereto are in the process of being audited. Such audit will be finalized and the audited results as of and for the 12 months ended 31 December 2010 will be filed with the ASX and the Securities and Exchange Commission in Form 10-K on or before 31 March 2011.
16.	Audit Report (Unaudited Financials)
An audit of our financial statements is currently in process. We do not anticipate that our audited financial statements will be subject to dispute or qualification.
17.	Audit Report (Audited Financials)
Not applicable; an audit of our financial statements in still in process.

28/02/2011	Appendix 4E Page 4

Preliminary Final Report
Unaudited Financial Statements
Year Ended 31 December 2010

REVA Medical, Inc.
(a development stage company)
Consolidated Balance Sheets (unaudited)
(in thousands)

(page 1 of 2)

	December 31,
	2009	2010
Assets
Current Assets:
Cash and cash equivalents	$7,233	$81,747
Prepaid expenses and other current assets	68	765

Total current assets	7,301	82,512

Property and equipment, net	1,134	963
Other non-current assets	7	—

Total Assets	$8,442	$83,475

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$817	$937
Accrued expenses and other current liabilities	399	591

Total current liabilities	1,216	1,528

Long-term notes payable, net ($20,029 held by related parties)	20,304	—
Accrued interest on long-term notes payable ($6,857 to related parties)	6,971	—
Repayment premium on long-term notes payable ($10,550 to related parties)	11,100	—
Preferred stock warrant liability	780	—
Other long-term liabilities	31	—

Total long-term liabilities	39,186	—

Total Liabilities	40,402	1,528

Commitments and contingencies (Note 10)
See Convertible Preferred Stock and Stockholders’ Equity (Deficit) on next page
The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

(page 2 of 2)

	December 31,
	2009	2010
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit) — continued

Convertible Preferred Stock:
($.0001 par value; 20,676,918 shares authorized at December 31, 2009 and none at December 31, 2010)
Series A — 1,814,558 shares authorized, issued, and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $1,083	382	—
Series B — 833,333 shares authorized, issued, and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $987	1,000	—
Series C — 558,374 shares authorized, issued, and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $1,085	1,100	—
Series D — 819,673 shares authorized, issued, and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $1,973	2,000	—
Series E — 2,550,980 shares authorized and 2,450,980 shares issued and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $29,600	15,000	—
Series F — 1,000,000 shares authorized at December 31, 2009 and none at December 31, 2010; no shares issued or outstanding	—	—
Series G-1 — 3,500,000 shares authorized and 1,014,199 shares issued and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $10,000	9,500	—
Series G-2 — 600,000 shares authorized at December 31, 2009 and none at December 31, 2010; no shares issued or outstanding	—	—
Series H — 9,000,000 shares authorized and 6,172,784 shares issued and outstanding at December 31, 2009 and none at December 31, 2010; liquidation preference of $47,164	40,089	—

Total Convertible Preferred Stock	69,071	—

Stockholders’ Equity (Deficit):
Common stock — $0.0001 par value; 30,000,000 shares authorized at December 31, 2009 and 100,000,000 shares authorized at December 31, 2010; 2,610,745 shares issued and outstanding at December 31, 2009 and 32,760,503 shares issued and outstanding at December 31, 2010	—	3
Non-voting common stock — $0.0001 par value; 130,000 shares authorized and 128,484 shares issued and outstanding at December 31, 2009 and none at December 31, 2010	—	—
Class B common stock — $0.0001 par value; no shares authorized at December 31, 2009 and 25,000,000 shares authorized at December 31, 2010; no shares issued or outstanding	—	—
Undesignated preferred stock — $0.0001 par value; no shares authorized at December 31, 2009 and 5,000,000 shares authorized at December 31, 2010; no shares issued or outstanding	—	—
Additional paid-in capital	—	210,847
Accumulated other comprehensive income	2	—
Deficit accumulated during the development stage	(101,033)	(128,903)

Total Stockholders’ Equity (Deficit)	(101,031)	81,947

Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$8,442	$83,475

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

				Period from
				June 3, 1998
				(inception) to
	Year Ended December 31,			December 31,
	2008	2009	2010	2010
Operating Expense:
Research and development	$11,378	$10,272	$6,826	$74,321
General and administrative	2,205	2,241	3,292	20,192

Loss from operations	(13,583)	(12,513)	(10,118)	(94,513)

Other Income (Expense):
Interest income	124	26	116	1,095
Related party interest expense	(1,794)	(1,532)	(1,510)	(21,113)
Interest expense	(80)	(47)	(39)	(952)
Interest from amortization of notes payable premium	—	—	2,283	2,283
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	2,617	215	(990)	1,795
Loss on extinguishment of notes payable	—	—	(13,285)	(13,285)
Other income (expense)	2	7	36	(40)

Net Loss	(12,714)	(13,844)	(23,507)	(124,730)
Cumulative dividends and deemed dividends on Series H convertible preferred stock	(1,074)	(2,358)	(7,200)	(10,695)

Net Loss Attributable to Common Stockholders	$(13,788)	$(16,202)	$(30,707)	$(135,425)

Net Loss Per Common Share:

Net loss per share, basic and diluted	$(5.06)	$(5.91)	$(7.72)

Shares used to compute net loss per share, basic and diluted	2,727,191	2,739,229	3,975,144

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

				Period from
				June 3, 1998
				(inception) to
	Year Ended December 31,			December 31,
	2008	2009	2010	2010
Cash Flows from Operating Activities:
Net loss	$(12,714)	$(13,844)	$(23,507)	$(124,730)
Non-cash adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	257	466	471	2,841
Loss (gain) on property and equipment disposal and impairment	(2)	—	—	585
Stock-based compensation	112	227	1,185	2,028
Interest on notes payable	1,837	1,579	(734)	8,562
Repayment premium on notes payable	—	—	—	11,100
Loss (gain) on change in fair value of preferred stock warrant liability	195	(215)	990	970
Gain on change in fair value of preferred stock rights liability	(2,812)	—	—	(2,765)
Loss on extinguishment of notes payable	—	—	13,285	13,285
Other non-cash expenses (income)	28	8	(37)	43
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	65	47	(697)	(765)
Other non-current assets	(7)	—	7	—
Accounts payable	396	(426)	120	937
Accrued expenses and other current liabilities	47	(411)	198	560

Net cash used for operating activities	(12,598)	(12,569)	(8,719)	(87,349)

Cash Flows from Investing Activities:
Purchases of property and equipment	(516)	(733)	(300)	(4,550)
Sales of property and equipment	2	—	—	161
Purchases of short-term investments	(8,789)	—	—	(17,886)
Maturities of short-term investments	1,290	7,499	—	17,886

Net cash provided by (used for) investing activities	(8,013)	6,766	(300)	(4,389)

Cash Flows from Financing Activities:
Proceeds from issuances of convertible preferred stock, net of costs	20,000	5,000	8,034	68,917
Proceeds from issuances of common stock	—	—	84,278	84,933
Initial public offering costs	—	—	(8,490)	(8,490)
Proceeds from exercises of warrants	—	—	263	263
Repurchases of stock	—	—	(550)	(638)
Proceeds from issuances of notes payable	—	—	—	28,600
Repayments of notes payable	—	—	—	(100)

Net cash provided by financing activities	20,000	5,000	83,535	173,485

Net increase (decrease) in cash and cash equivalents	(611)	(803)	74,516	81,747
Effect of foreign exchange rates	(1)	—	(2)	—
Cash and cash equivalents at beginning of period	8,648	8,036	7,233	—

Cash and cash equivalents at end of period	$8,036	$7,233	$81,747	$81,747

Supplemental Cash and Non-Cash Information:
Cash paid for interest	$37	$—	$—	$126

Preferred stock issued upon conversion of notes payable	$—	$—	$—	$7,950

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)(unaudited)
Period from June 3, 1998 (inception) to December 31, 2010
(in thousands, except share and per share amounts)

(page 1 of 3)

								Accumulated	Deficit	Total
								Other	Accumulated	Stock-
	Convertible		Common Stock				Additional	Compre-	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	hensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income(Loss)	Stage	(Deficit)
Common stock issued June 1998 to July 1999 for cash at $0.0001 to $0.67 per share	—	$—	2,452,088	$—	—	$—	$278	$—	$—	$278
Net loss June 3, 1998 (inception) to November 30, 1999	—	—	—	—	—	—	—	—	(492)	(492)
Recapitalization of Company December 1999	—	—	—	—	—	—	(492)	—	492	—
Series A preferred stock issued December 1999 in exchange for common stock on a 1-for-1 basis upon recapitalization of Company	1,618,058	185	(1,618,058)	—	—	—	(185)	—	—	(185)
Series A and Series B preferred stock issued December 1999 for cash at $1.007 and $1.20 per share, respectively	1,029,833	1,197	—	—	—	—	—	—	—	—
Series C preferred stock issued July 2000 for cash at $1.97 per share	558,374	1,100	—	—	—	—	—	—	—	—
Series D preferred stock issued February 2001 for cash at $2.44 per share	819,673	2,000	—	—	—	—	—	—	—	—
Series E preferred stock issued June 2001 to February 2002 for cash at $6.12 per share	2,450,980	15,000	—	—	—	—	—	—	—	—
Series G-1 preferred stock issued October 2004 for cash at $9.86 per share	709,939	7,000	—	—	—	—	—	—	—	—
Issuance costs on Series G-1 preferred stock	—	(500)	—	—	—	—	—	—	—	—
Series G-1 preferred stock issued October 2004 upon conversion of notes payable and accrued interest at $9.86 per share	304,260	3,000	—	—	—	—	—	—	—	—
Fair value of warrants issued September 2003 in connection with notes payable to purchase 82,805 shares of Series E preferred stock	—	—	—	—	—	—	315	—	—	315
Fair value of warrants issued April 2004 in connection with notes payable to purchase 53,354 shares of Series F preferred stock	—	—	—	—	—	—	230	—	—	230
Common stock issued December 1999 to October 2000 for cash at $0.10 to $0.20 per share	—	—	910,500	—	—	—	106	—	—	106
Common stock issued February 2001 to October 2006 upon exercise of stock options for cash at $0.10 to $1.00 per share	—	—	1,055,715	—	—	—	456	—	—	456
Common stock repurchased August 2000 for cash at $0.0001 per share	—	—	(189,500)	—	—	—	—	—	—	—
Non-voting common stock issued May 2001 for technology license valued at $0.25 per share	—	—	—	—	481,813	—	13	—	—	13
Non-voting common stock repurchased August 2004 for cash at $0.25 per share	—	—	—	—	(353,329)	—	(88)	—	—	(88)
Non-voting common stock vested July 2005	—	—	—	—	—	—	60	—	—	60
Non-cash distribution of assets to stockholders July 2002	—	—	—	—	—	—	(60)	—	—	(60)
Stock-based compensation expense	—	—	—	—	—	—	402	—	—	402
Net loss December 1, 1999 (recapitalization) to December 31, 2006	—	—	—	—	—	—	—	—	(60,694)	(60,694)

Balance at December 31, 2006	7,491,117	$28,982	2,610,745	$—	128,484	$—	$1,035	$—	$(60,694)	$(59,659)
The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (unaudited)
Period from June 3, 1998 (inception) to December 31, 2010
(in thousands, except share and per share amounts)

(page 2 of 3)

								Accumulated	Deficit	Total
								Other	Accumulated	Stock-
	Convertible		Common Stock				Additional	Compre-	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	hensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income(Loss)	Stage	(Deficit)
Balance at December 31, 2006	7,491,117	$28,982	2,610,745	$—	128,484	$—	$1,035	$—	$(60,694)	$(59,659)

Net loss	—	—	—	—	—	—	—	—	(13,479)	(13,479)
Translation adjustment	—	—	—	—	—	—	—	3	—	3

Comprehensive loss										(13,476)
Series H preferred stock issued December for cash at $6.5066 per share	1,536,901	10,000	—	—	—	—	—	—	—	—
Issuance costs on Series H preferred stock	—	(100)	—	—	—	—	—	—	—	—
Series H preferred stock issued December upon conversion of notes payable and accrued interest at $6.5066 per share	793,629	5,164	—	—	—	—	—	—	—	—
Value of rights to possible future issuances of Series H preferred stock	—	(3,905)	—	—	—	—	—	—	—	—
Fair Value of warrants to purchase 466,108 shares of common stock issued in connection with Series H preferred stock issuance	—	(210)	—	—	—	—	210	—	—	210
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	—	63	—	—	—	—	(63)	—	—	(63)
Value of beneficial conversion feature on convertible notes payable	—	—	—	—	—	—	365	—	—	365
Fair value of warrants to purchase Series E and Series F preferred stock reclassified to long-term liability upon adoption of accounting pronouncement	—	—	—	—	—	—	(435)	—	—	(435)
Change in fair value of embedded conversion feature	—	—	—	—	—	—	744	—	—	744
Stock-based compensation expense	—	—	—	—	—	—	102	—	—	102

Balance at December 31, 2007	9,821,647	$39,994	2,610,745	$—	128,484	$—	$1,958	$3	$(74,173)	$(72,212)

Net loss	—	—	—	—	—	—	—	—	(12,714)	(12,714)
Translation adjustment	—	—	—	—	—	—	—	(1)	—	(1)

Comprehensive loss										(12,715)
Series H preferred stock issued September and December for cash at $6.5066 per share	3,073,800	20,000	—	—	—	—	—	—	—	—
Realized value of rights to possible future issuances of Series H preferred stock	—	1,140	—	—	—	—	—	—	—	—
Fair value of warrants to purchase 614,760 shares of common stock issued in connection with Series H preferred stock issuance	—	(295)	—	—	—	—	295	—	—	295
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	—	1,074	—	—	—	—	(1,074)	—	—	(1,074)
Change in fair value of embedded conversion feature	—	—	—	—	—	—	338	—	—	338
Stock-based compensation expense	—	—	—	—	—	—	112	—	—	112

Balance at December 31, 2008	12,895,447	$61,913	2,610,745	$—	128,484	$—	$1,629	$2	$(86,887)	$(85,256)
The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (unaudited)
Period from June 3, 1998 (inception) to December 31, 2010
(in thousands, except share and per share amounts)

(page 3 of 3)

								Accumulated	Deficit	Total
								Other	Accumulated	Stock-
	Convertible		Common Stock				Additional	Compre-	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	hensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income(Loss)	Stage	(Deficit)
Balance at December 31, 2008	12,895,447	$61,913	2,610,745	$—	128,484	$—	$1,629	$2	$(86,887)	$(85,256)

Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(13,844)	(13,844)
Series H preferred stock issued September for cash at $6.5066 per share	768,454	5,000	—	—	—	—	—	—	—	—
Fair value of warrants to purchase 153,692 shares of common stock issued in connection with Series H preferred stock issuance	—	(200)	—	—	—	—	200	—	—	200
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	—	2,358	—	—	—	—	(2,056)	—	(302)	(2,358)
Stock-based compensation expense	—	—	—	—	—	—	227	—	—	227

Balance at December 31, 2009	13,663,901	$69,071	2,610,745	$—	128,484	$—	$—	$2	$(101,033)	$(101,031)

Net loss	—	—	—	—	—	—	—	—	(23,507)	(23,507)
Translation adjustment	—	—	—	—	—	—	—	(2)	—	(2)

Comprehensive loss										(23,509)
Series H preferred stock issued June for cash at $6.5066 per share	1,075,831	7,000	—	—	—	—	—	—	—	—
Proceeds in June from Series H preferred stock escrow fund	—	484	—	—	—	—	—	—	—	—
Fair value of warrants to purchase 215,165 shares of common stock issued in connection with Series H preferred stock issuance	—	(840)	—	—	—	—	840	—	—	840
Purchase for reissuance in March of Series H preferred stock and warrants to purchase 92,214 shares of common stock for cash at $0.99 per share	(461,071)	(550)	—	—	—	—	—	—	—	—
Reissuance in May of Series H preferred stock and warrants to purchase 92,214 shares of common stock for cash at $0.99 per share	461,071	550	—	—	—	—	—	—	—	—
Deemed dividends on Series H preferred stock	—	—	—	—	—	—	4,363	—	(4,363)	—
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	—	2,837	—	—	—	—	(2,837)	—	—	(2,837)
Change in fair value of embedded conversion feature	—	—	—	—	—	—	11,161	—	—	11,161
Common stock issued February upon exercise of stock options for cash at $0.10 to $1.40 per share	—	—	2,714	—	—	—	—	—	—	—
Common stock issued December upon conversion of preferred convertible stock	(14,739,732)	(78,552)	14,929,713	1	—	—	78,551	—	—	78,552
Common stock issued December upon conversion of non-voting common stock	—	—	128,484	—	(128,484)	—	—	—	—	—
Common stock issued December upon conversion of long-term notes payable and accrued interest	—	—	5,638,778	1	—	—	28,664	—	—	28,665
Transfer of repayment premium on long-term notes payable in December upon conversion of notes	—	—	—	—	—	—	11,100	—	—	11,100
Common stock issued December upon exercise of warrants for cash at $3.28 to $6.5066 per share	—	—	49,535	—	—	—	263	—	—	263
Common stock issued December upon net exercise of warrants at $3.28 to $6.5066 per share	—	—	700,034	—	—	—	—	—	—	—
Transfer of preferred stock warrant liability in December upon exercise of warrants	—	—	—	—	—	—	1,770	—	—	1,770
Common stock issued December upon initial public offering at $10.9065 per share	—	—	7,727,273	1	—	—	84,277	—	—	84,278
Issuance costs of initial public offering	—	—	—	—	—	—	(8,490)	—	—	(8,490)
Common stock issued December for cumulative dividends on Series H convertible preferred stock	—	—	973,227	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,185	—	—	1,185

Balance at December 31, 2010	—	$—	32,760,503	$3	—	$—	$210,847	$—	$(128,903)	$81,947

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements (unaudited)
(in thousands, except share and per share amounts)
1. Description of Business
REVA Medical, Inc. (“REVA”) was incorporated in California in 1998 under the name MD3, Inc. In March 2002, we changed our name to REVA Medical, Inc. In October 2010, we reincorporated in Delaware. We established a non-operating wholly owned subsidiary, REVA Germany GmbH, in 2007. In these notes the terms “us,” “we,” or “our” refer to REVA and our consolidated subsidiary unless context dictates otherwise.
In December 2010, we completed an initial public offering of our common stock, as more fully described in Note 2 below.
We are currently developing proprietary designs and biomaterial technologies that will be used primarily for a bioresorbable stent to treat vascular disease in humans. We initiated the first human clinical trial of our bioresorbable stent during 2007 and plan to initiate a pilot clinical trial in the second quarter of 2011.
2. Stage of Company, Capital Resources, and Basis of Presentation
Development Stage and Capital Resources: We are considered a “development stage” enterprise, as we have not yet generated revenues from the sale of products. Although we have been researching and developing new technologies and product applications and have initiated the first human clinical trial of our bioresorbable stent, we do not anticipate having a product available for sale for at least the next several years. Until revenue is generated from a saleable product, we expect to continue to incur substantial operating losses and experience significant net cash outflows. As discussed below, we completed an initial public offering of our common stock in December 2010. Based on our current operating plans, we believe that the proceeds from that offering will be sufficient to meet our capital and operating needs for at least the next three years.
Initial Public Offering: In December 2010 we completed an initial public offering (the “IPO”) of our common stock in Australia. We issued 7,727,273 shares of common stock at $10.9065 per share for gross proceeds of $84,278. We incurred $8,490 in issuance costs in connection with the IPO. Our stock is traded in the form of CHESS Depository Interests (“CDIs”) on the Australian Securities Exchange; each share of our common stock is equivalent to ten CDIs. Our trading symbol is “RVA.”
Concurrent with the completion of our IPO, all of our outstanding convertible preferred stock, non-voting common stock, notes payable, and accrued interest on notes payable converted to common stock. Additionally, all outstanding warrants were exercised for common stock, either through a cash payment to us or on a net exercise basis. We also issued common stock for cumulative dividends on our Series H convertible preferred stock. A total of 22,419,771 shares of common stock were issued from these conversions, exercises, and dividends.
Consolidation: Our consolidated financial statements, including these notes, include the accounts of REVA and of our subsidiary, REVA Germany GmbH. All intercompany transactions and balances, if any, have been eliminated in consolidation.
Use of Estimates: In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Our most significant estimates relate to, or have related to, expense accruals and fair market value determinations of notes payable and embedded conversion features, common and preferred stock warrants, preferred stock rights liability, and stock-based compensation. Actual results could differ from our estimates.

3. Significant Accounting Policies
Cash and Cash Equivalents: All highly liquid investments with original maturities of three months or less are classified as cash equivalents.
Short-Term Investments: Excess cash is invested in high-quality marketable securities, primarily issuances of agencies of the United States government, with maturities of less than one year. Short-term investments are stated at cost, adjusted for accretion of issuance discounts, which approximates fair value due to their short-term nature and are classified as held-to-maturity. We held no short-term investments at December 31, 2009 and December 31, 2010.
Property and Equipment: Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, generally five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful life of the asset or the term of the underlying lease. Upon disposition or retirement of an asset, its cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized in the consolidated statements of operations.
Patents: Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.
Impairment of Long-Lived Assets: We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its undiscounted future cash flows. The amount of impairment, if any, is determined by comparing an asset’s estimated fair value to the asset’s respective carrying amount. During the years ended December 31, 2008, 2009, and 2010 we determined there were no indications of asset impairment. During the period from June 3, 1998 (inception) through December 31, 2010 we recorded $502 in losses from impairment of long-lived assets.
Concentrations of Credit Risk: Our cash, cash equivalents, and short-term investments are subject to concentrations of credit risk to the extent the balances exceed limits that are insured by the Federal Deposit Insurance Corporation. Cash and cash equivalents are maintained in a bank account, the balance of which generally exceeds the insured limits.
Short-term investments are held in custody by a large financial asset manager. We maintain our cash balances and investments in accordance with our investment policy to limit exposure to concentrations of credit risk and changes in market conditions. We have not experienced any losses in our investments and believe we are not exposed to significant credit risk related to our cash and cash equivalents.
Preferred Stock Warrant Liability: We record the value of warrants issued for the purchase of preferred stock as a liability when the warrants provide for the issuance of shares that would be contingently redeemable and, therefore, might require a future transfer of assets. Until the time the warrants are exercised or expire, the fair value is assessed at each reporting date utilizing the Black-Scholes model and any change in value is recorded as a component of other income (expense). The fair value of the preferred stock warrants was estimated to be $780 as of December 31, 2009; there were no warrants outstanding as of December 31, 2010. The increase and decrease in the fair value was $195, $(215), and $990 for the years ended December 31, 2008, 2009, and 2010, respectively, and was $1,225 for the period from June 3, 1998 (inception) to December 31, 2010. The following valuation assumptions were used for these reporting dates:

	Year Ended December 31,
	2008	2009	2010
Assumed risk-free interest rate	2.3%	1.7 to 2.7%	0.7 to 1.1%
Assumed volatility	88.8%	78.4%	63.9%
Expected life (in years)	4.0 to 5.3	3.0 to 4.3	2.0 to 3.3
Expected dividend yield	0.0 to 6.1%	0.0 to 6.1%	0.0 to 6.1%

3. Significant Accounting Policies (continued)
Preferred Stock Warrant Liability (continued): The preferred stock warrant liability fair value of $435 along with a corresponding reduction in additional paid-in capital was first recorded in 2007 upon the adoption of new accounting guidance. Upon the exercises of preferred stock warrants in connection with our IPO (see Note 2) the preferred stock warrant liability was transferred to additional paid-in capital.
Research and Development: Research and development costs are expensed as incurred. These costs include salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical costs, technology license fees, laboratory equipment depreciation, facility costs, and certain indirect costs.
Segment Information: We operate in one business segment, which is the development and commercialization of medical devices.
Income Taxes: Income taxes are accounted for using the asset and liability method, under which the current income tax expense or benefit is the amount of income tax expected to be payable or refundable in the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of our deferred tax assets will not be realized.
On January 1, 2009 we adopted new accounting guidance to account for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. To recognize a benefit, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. We do not recognize tax benefits that have a less than 50 percent likelihood of being sustained. We are subject to taxation in U.S. and California jurisdictions. Our policy is to recognize interest and tax penalties in income tax expense; no interest or tax penalties have been recorded through December 31, 2010. As of December 31, 2010, our year 2000 and subsequent tax years remain subject to examination by taxing authorities.
Stock-Based Compensation: We account for stock-based compensation by measuring and recognizing expense for all share-based payments made to employees and directors based on estimated grant date fair values. We use the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimate the fair value of share-based awards to employees and directors using the Black-Scholes option valuation model. The Black-Scholes model requires the input of subjective assumptions, including volatility, the expected term, and the fair value of the underlying common stock on the date of grant, among other inputs. We record the option value to compensation expense based on the financial statement category for which an optionee’s services are rendered and cash compensation is recorded. We adjust stock-based compensation expense for estimated option forfeitures based on our five-year historical average of actual forfeitures.
We account for stock options issued to consultants as expense at their fair value over the related service period, as determined in accordance with authoritative guidance. We periodically revalue the stock options as they vest.
Foreign Currency: The functional currency of our subsidiary REVA Germany GmbH is the Euro. Balance sheet accounts of our subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of our subsidiary’s financial statements are recorded to accumulated other comprehensive income (loss). These gains and losses, in the aggregate, were insignificant through December 31, 2010.
Comprehensive Loss: Comprehensive loss is the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and other comprehensive loss, including unrealized gains and losses from foreign currency translations, are reported net of their related tax effect to arrive at comprehensive loss.

3. Significant Accounting Policies (continued)
Net Loss Per Common Share: Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. For purpose of this calculation, convertible preferred stock, common stock options, preferred and common stock warrants, and convertible notes payable are considered to be common stock equivalents and are included in the calculation of diluted net loss per share only when their effect is dilutive. The calculation excludes any impact related to accrued but undeclared dividends.
The following table presents the potential common shares outstanding or common share equivalents that were excluded from the computation of diluted net loss per share because including them would have been antidilutive:

	Year Ended December 31,
	2008	2009	2010
Convertible preferred stock	13,085,428	13,853,882	—
Common stock options	1,623,000	1,563,214	3,026,800
Convertible notes payable and accrued interest	2,991,461	3,124,041	—
Convertible preferred stock warrants	289,851	289,851	—
Common stock warrants	1,080,868	1,234,560	—

	19,070,608	20,065,548	3,026,800

Fair Value Measurements: On January 1, 2008, we adopted new accounting guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. We use a fair value hierarchy that is based on three levels of inputs, of which the first two are considered observable and the last unobservable. Our assets and liabilities are classified as Level 1, 2, or 3 within the following fair value hierarchy:
Level 1 — Quoted prices in active markets that we have the ability to access for identical assets or liabilities;

Level 2 — Inputs other than Level 1 that are directly or indirectly observable, such as quoted prices for identical or similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities such as interest rates, yield curves, and foreign currency spot rates; and

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities
On January 1, 2009, we implemented the new accounting guidance for nonfinancial assets and liabilities that are remeasured at fair value on a non-recurring basis. We have not elected to measure any nonfinancial assets or liabilities at fair value that were not previously required to be remeasured at fair value.
In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance that expands the interim and annual disclosure requirements of fair value measurements, including the information about movement of assets between Level 1 and 2 of the three-tier fair value hierarchy established under its fair value measurement guidance. This guidance also requires separate disclosure for purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using Level 3 methodologies. Except for the detailed disclosure in the Level 3 reconciliation, which is effective for the fiscal years beginning after December 15, 2010, all the other disclosures under this guidance became effective during the year ended December 31, 2010. We adopted the relevant provisions of this guidance effective January 1, 2010.

3. Significant Accounting Policies (continued)
Fair Value Measurements (continued): The adoption of the various elements of the fair value guidance in 2008, 2009, and 2010 did not result in a material impact to our financial statements in any period.
Assets and Liabilities Measured at Fair Value on a Recurring Basis: As of December 31, 2009, we classified the $780 in preferred stock warrant liability as a Level 3 within the fair value hierarchy. We had no assets at December 31, 2009 or 2010 and no liabilities at December 31, 2010 that required measurement at fair value.
Our Level 3 financial liabilities have consisted of long-term liabilities related to warrants issued for the purchase of preferred stock. Measurement of fair value for the warrants is made utilizing the Black-Scholes model. Changes in the fair values of the preferred stock warrant liability is recorded as a component of other income (expense). The Level 3 activity is as follows:

Level 3

Balance at December 31, 2007	$—
Transfer in upon adoption of fair value guidance:
Preferred stock rights liability	3,952
Preferred stock warrant liability	800
Transfer to preferred stock upon settlement	(1,140)
Change in fair value of preferred stock rights liability	(2,812)
Change in fair value of preferred stock warrant liability	195

Balance at December 31, 2008	995
Change in fair value of preferred stock warrant liability	(215)

Balance at December 31, 2009	780
Change in fair value of preferred stock warrant liability	990
Transfer to additional paid-in capital upon exercise of warrants	(1,770)

Balance at December 31, 2010	$—

Fair Value of Financial Instruments not Measured at Fair Value on a Recurring Basis: The carrying value of certain of our financial instruments are not adjusted to fair value on a recurring basis. These items include cash, cash equivalents, accounts payable, and accrued expenses and are considered to be reasonable estimates of their respective fair values due to their short-term nature.
Recent Accounting Pronouncements: In February 2010, the FASB issued an update to the accounting standard regarding subsequent events. This update amends the authoritative guidance for subsequent events that was previously issued and exempts Securities and Exchange Commission registrants from the requirement to disclose the date through which it has evaluated subsequent events for either original or restated financial statements. This standard does not apply to subsequent events or transactions that are within the scope of other applicable generally acceptable accounting principles that provides different guidance on the accounting treatment for subsequent events or transactions. Our adoption of this standard did not have a material impact on our financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

4. Notes Payable
We had no outstanding notes payable as of December 31, 2010 since all of the notes payable, along with all accrued interest on the notes, converted to common stock upon our IPO in December 2010 (see Note 2). Our notes payables as of December 31, 2009 were as follows:

December 31,
2009
6.25% Unsecured notes	$3,800
Repayment premium on 6.25% notes	7,600
6.75% Unsecured convertible notes	1,750
Repayment premium on 6.75% notes	3,500
2005 Unsecured convertible notes	10,000
2006 Unsecured convertible note	5,000
Unamortized debt discount	(246)

$31,404

The 6.25 percent unsecured notes were issued between June 2003 and September 2003. The notes contained provisions for a repayment premium of two times face value and we recorded the premium as interest expense in 2003 with a corresponding increase in the carrying value of the debt during the initial term of the notes. Interest on the notes was due at maturity and was not subject to the repayment premium. For the years ended December 31, 2008 and 2009, interest expense of $238 was recorded each year. For the year ended December 31, 2010 and the period from June 3, 1998 (inception) to December 31, 2010, interest expense was $228 and $1,767, respectively. The notes originally matured in 2003; their maturities were extended to December 31, 2011 through a series of amendments between 2003 and 2010. During the year ended December 31, 2010, we amended the notes to require conversion into common stock at a rate of $3.28 per share if our IPO successfully completed; the notes and accrued interest converted into 1,697,297 shares of common stock in December 2010. We transferred the repayment premium to additional paid-in capital upon conversion of the notes. In connection with issuing these notes, we issued warrants to the note holders to purchase up to 82,805 shares of Series E preferred stock at $6.0383 per share. The warrants were exercisable immediately and expired in 2013. The value of the warrants was calculated to be $315, which was recorded as interest expense in 2003. During December 2010, the warrants were exercised on a net issuance basis and we issued 37,160 shares of common stock to the holders.
The 6.75 percent unsecured convertible notes were issued between November 2003 and April 2004 and were convertible into Series F preferred stock at the option of the note holders at a $3.28 per share conversion rate. These notes also contained provisions for repayment premiums of two times face value; we recorded the premium as interest expense during 2003 and 2004 with a corresponding increase in the carrying value of the debt. Interest on the notes was subject to conversion at the option of the note holders, and was not subject to the repayment premium. For the years ended December 31, 2008 and 2009, interest expense of $118 was recorded each year. For the year ended December 31, 2010 and the period from June 3, 1998 (inception) to December 31, 2010, respectively, interest expense of $113 and $819 was recorded. The notes’ original maturity date of May 2004 was extended to December 31, 2011 through a series of amendments between 2004 and 2010. During the year ended December 31, 2010, we amended the notes to require conversion into common stock if our IPO successfully completed; the notes and accrued interest converted into 783,317 shares of common stock in December 2010. We transferred the repayment premium to additional paid-in capital upon conversion of the notes. In connection with issuing these notes, we had issued warrants to the note holders to purchase up to 53,354 shares of Series F preferred stock at $3.28 per share. The warrants were exercisable and expired in 2014. The value of the warrants was calculated to be $230, which was recorded as interest expense in 2004. During December 2010, the warrants were exercised for cash and on a net issuance basis and we issued 42,859 shares of common stock to the holders.

4. Notes Payable (continued)
Between June 2005 and July 2006, we issued $15,000 in unsecured convertible notes payable to a single holder. The notes accrued interest at the prime rate plus one percent, compounded annually, and payment of the interest was deferred until December 31, 2011 or later. The notes were convertible in certain circumstances at any time at the holder’s option into our Series G-1 preferred stock at $9.86 per share. For the years ended December 31, 2008, 2009, and 2010 and for the period from June 3, 1998 (inception) to December 31, 2010, respectively, interest expense of $1,082, $802, $803, and $5,528 was recorded. During the year ended December 31, 2010, we amended the conversion rate of the notes to $6.50 per share and added a requirement for conversion into common stock if our IPO successfully completed; the notes and accrued interest converted into 3,158,164 shares of common stock in December 2010.
Since the dates of origination of the various convertible and non-convertible notes payable discussed above, there have been a number of amendments to the underlying terms of the notes, primarily to extend the notes’ maturity dates and change certain conversion provisions. At each amendment date, we performed an analysis based on the applicable accounting guidelines to determine if the amendment resulted in an accounting impact. We first considered whether the amendment would qualify as a troubled debt restructuring. If the amendment was not considered a troubled debt restructuring, we considered whether the amendment should be accounted for as an extinguishment or a modification of debt. If the note had an embedded conversion feature and the amendment was considered a modification, rather than an extinguishment, then any increase in the fair value of the conversion feature as a result of the amendment was accounted for as a reduction in the carrying amount of the note, as an additional discount, with a corresponding increase in additional paid-in capital. If the amendment was considered to cause an extinguishment, we record a loss on extinguishment to other income and expense for the carrying value of the note payable at the time of modification and also determine a new fair value for the note and record such fair value as a liability with a corresponding decrease in additional paid-in capital. We amortize or accrete any resulting premium or discount over the term of the note using the effective interest method as interest expense in our statement of operations. The impact of the accounting for the various amendments to the notes payable was an increase or decrease in interest expense for the years ended December 31, 2008, 2009, and 2010 and for the period from June 3, 1998 (inception) to December 31, 2010 of $399, $421, $(1,878), and $(1,042), respectively. The balance of the unamortized debt discount related to the notes payable was $246 as of December 31, 2009. Since all the notes converted to common stock upon our IPO in December 2010, no related discounts or premiums remained at December 31, 2010.
5. Balance Sheet Details

	December 31,
	2009	2010
Property and equipment:
Furniture and office equipment	$332	$351
Laboratory equipment	2,131	2,400
Leasehold improvements	559	559

	3,022	3,310
Accumulated depreciation and amortization	(1,888)	(2,347)

	$1,134	$963

Accrued expenses and other current liabilities:
Accrued salaries and other employee costs	$199	$353
Accrued operating expenses	112	192
Accrued use taxes	51	15
Deferred rent	37	31

	$399	$591

6. Income Taxes
We have reported net losses for all periods through December 31, 2010; therefore, no provision for income taxes has been recorded.
The reported amount of income tax expense or benefit for all years differs from the amount resulting from applying domestic federal statutory rates to pretax losses primarily because of the changes in the valuation allowance. Significant components of our deferred tax assets and liabilities at December 31, 2009 and 2010 are as follows:

	December 31,
	2009	2010
Deferred Tax Assets:
Interest on notes payable	$2,776	$—
Investment write-off loss carryforward	1,034	1,034
Depreciation	46	154
Accrued operating expenses	39	38
Other	62	62

	3,957	1,290
Less: valuation allowance	(3,957)	(1,290)

Net deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
At December 31, 2010 we had aggregate federal and California state net operating loss carryforwards of approximately $89,000 and $86,475, respectively, which may be available to offset future taxable income for income tax purposes. The federal net operating loss carryforwards begin to expire in 2019 and the California carryforwards begin to expire in 2011. At December 31, 2010, we also had federal and California state research tax credit carryforwards of approximately $3,250 and $2,980, respectively. The federal carryforwards begin to expire in 2020 and the California carryforwards have no expiration. Additionally, at December 31, 2010, we had California manufacturers’ investment tax credit carryforwards of approximately $56 that begin to expire in 2011.
Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of our net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. We have not completed an IRC Section 382/383 analysis regarding the limitations on carryforwards. Until this analysis is completed, we have removed the deferred tax assets for net operating losses and research credits from our deferred tax asset schedule and recorded a corresponding decrease in the valuation allowance. We do not expect these tax positions to change within 12 months after December 31, 2010 and, as a result, do not expect that the unrecognized tax benefits will change by December 31, 2011.
We have established a valuation allowance against our net deferred tax assets due to the uncertainty surrounding the realization of those assets. We periodically evaluate the recoverability of the deferred tax assets and, when it is determined that it is more-likely-than-not that the deferred tax assets are realizable, the valuation allowance will be reduced. Due to the existence of the valuation allowance, future changes in our unrecognized tax benefits will not impact our effective tax rate.

7. Convertible Preferred Stock
All of our outstanding convertible preferred stock converted into 14,929,713 shares of common stock upon our IPO in December 2010 and we have not subsequently issued any new preferred stock.
Dividends: The holders of Series H convertible preferred stock were entitled to receive cumulative dividends in preference to any declaration or payment of dividends on common stock at the rate of six percent per annum, compounded quarterly, which equated to $0.3995 per share. We recorded the liquidation value of $6,332 for these dividends through the date of our IPO by increasing the carrying value of the Series H convertible preferred stock and reducing additional paid-in capital, or in the case where we had no remaining additional paid-in capital, we increased our deficit accumulated in the development stage. These dividends became payable upon our IPO in December 2010; as a result, we issued 973,227 shares of common stock for the Series H cumulative dividends. No other series of preferred stock was entitled to receive dividends.
Series H Convertible Preferred Stock: During 2007, we issued certain rights to purchase Series H preferred stock for $6.5066 per share, with such purchases to occur when technology milestones were achieved in 2008 and 2009. The fair value of the purchase rights was estimated to be $3,905 upon their issuance in 2007 and was recorded as a reduction to the carrying value of Series H preferred stock and as a long-term liability that would convert to preferred stock as purchases occurred under the purchase rights. At each subsequent reporting date, the fair value of any remaining purchase rights was recalculated and any change in fair value was recorded as a component of other income and expense. As of December 31, 2008, the fair value of the remaining purchase rights was determined to be nil, as future milestones were deemed to be unachievable within scheduled timeframes. As such, we reclassified the remaining fair value of $1,140 to increase the carrying value of the Series H preferred stock. For the year ended December 31, 2008, the change in fair value of the purchase rights liability resulted in $2,812 of income. The fair value of the remaining purchase rights liability as of December 31, 2009 was also determined to be nil. All purchases under the purchase rights were completed in June 2010.
During June 2010, we completed the sale of 1,075,831 shares of Series H convertible preferred stock for net proceeds of approximately $7,484, including $484 in proceeds from the related escrow fund. This Series H convertible preferred stock was sold at a price per share below the estimated fair value of our common stock. Accordingly, we recorded a deemed dividend on the Series H convertible preferred stock of $693, which is equal to the number of shares of Series H convertible preferred stock sold multiplied by the difference between the estimated fair value of the underlying common stock and the Series H conversion price per share. The deemed dividend was recognized as an adjustment to the net loss attributable to common stockholders since the preferred stock was convertible, but not mandatorily redeemable.
Limitations on Ability to Declare Dividends and Certain Other Transactions: Under the terms of certain agreements, including our facility lease, we are subject to limitations on our ability to pay dividends, incur liens or additional debt, redeem stock, and engage in merger, consolidation, or asset sale transactions, among other restrictions.
Preferred Stock Warrants: In conjunction with the issuance of certain of our notes payable, we issued warrants to purchase shares of Series E and Series F convertible preferred stock; see Note 4 regarding the terms of those warrants.
In conjunction with the issuance of certain notes payable that were converted into Series H preferred stock during 2007, we issued warrants to purchase 153,692 shares of Series H convertible preferred stock with an exercise price of $6.5066 per share. These warrants were exercisable and had an expiration date of December 7, 2012. During December 2010, the warrants were exercised for cash and on a net issuance basis and we issued 71,531 shares of common stock to the holders.
Common Stock Warrants: Holders of Series H convertible preferred stock received warrants to purchase our common stock at the rate of one common warrant for every five Series H shares purchased. As a result, we issued warrants to purchase 1,449,725 shares of common stock between December 2007 and June 2010. The values of these warrants were calculated to be $210, $295, $200, and $840 at their respective issuance dates and were recorded as additional paid-in capital and a reduction to the carrying value of the Series H convertible preferred stock. The warrants were exercisable at $6.5066 per share and had an expiration date of December 7, 2012. During December 2010, the warrants were exercised for cash and on a net issuance basis and we issued 598,019 shares of common stock to the holders.

8. Stock-Based Compensation
Our 2010 Equity Incentive Award Plan was adopted in October 2010; this plan was a follow-on to our 2001 Stock Option/Stock Issuance Plan, which would expire in 2011. The two plans are collectively referred to herein as the “Plan.” The Plan provides for awards of incentive and non-qualified stock options to purchase up to 4,179,338 shares of our common stock at an option price per share of at least 85 percent of the fair market value of our common stock on the date of grant. The Plan provides for an annual increase to the number of shares reserved for issuance under the Plan equal to three percent of the outstanding shares of the Company. The term of the options granted under the Plan may not exceed ten years. The Plan also provides for restricted stock awards. Option and award vesting is determined by the Board of Directors upon each grant and is generally over a four- or five-year period. All options are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an employee terminates service prior to being vested.
Activity under the Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value
Balance at December 31, 2007	988,000	$1.03
Granted	643,500	$1.40
Cancelled	(21,000)	$1.14

Balance at December 31, 2008	1,610,500	$1.17
Granted	50,000	$1.80
Cancelled	(109,786)	$1.24

Balance at December 31, 2009	1,550,714	$1.19	6.54	$4,466

Granted	1,467,500	$11.00
Cancelled	(1,200)	$1.40
Exercised	(214)	$1.40

Balance at December 31, 2010	3,016,800	$5.96	7.62	$19,428

Vested at December 31, 2010	1,163,600	$1.11	4.74	$13,137

All options outstanding under the Plan as of December 31, 2010 were exercisable and no options have expired since inception of the Plan.
At December 31, 2010, we had approximately $6,874 of total unrecognized compensation costs related to unvested employee options that are expected to be recognized over a weighted average period of 3.57 years.
No tax benefits arising from stock-based compensation have been recognized in the consolidated statements of operations through December 31, 2010.
The fair value of options vested during the years ended December 31, 2008, 2009, and 2010 was $111, $198, and $855 respectively.
The fair value of grants during the year ended December 31, 2010 was determined to be $6.26 per share based on the following value assumptions: assumed risk-free interest rate of 1.85% percent; assumed volatility of 63.9%; expected option life of 6.5 years; and, expected dividend yield of zero percent. No grants to employees were made in 2009. During the year ended December 31, 2008, we made one grant of options for which the fair market value was estimated to $1.07 per share based in the following value assumptions: assumed risk-free interest rate of 2.82% percent; assumed volatility of 88.8%; expected option life of 6.5 years; and, expected dividend yield of zero percent.

8. Stock-Based Compensation (continued)
The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers. We used peer group data due to the fact that we have no historical trading data. The expected option life was calculated using the simplified method under the accounting standard for stock compensation and a ten-year option expiration. The simplified method is used since we believe our option activity as a public company will differ from that of our own historical experience. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.
During 2009, consultants were granted options to purchase 50,000 shares of common stock. During 2008 and for the year ended December 31, 2010 we did not grant options to consultants. Grants to consultants resulted in stock compensation expense of $2, $30, $239, and $383 during the years ended December 31 2008, 2009, and 2010 and for the period from June 3, 1998 (inception) to December 31, 2010, respectively. The fair value of these awards was determined using the Black-Scholes model with the following assumptions: Assumed risk-free interest rate of 1.3% to 3.4%; assumed volatility of 64% to 80%; expected option life of 5.5 to 8.7 years; and, expected dividend yield of zero percent.
Prior to establishment of the Plan, we had issued non-qualified options to purchase common stock to certain employees and consultants under similar terms to those issued under the Plan. Options to purchase a total of 577,500 shares were issued. Through December 31, 2010, a total of 492,000 shares have been purchased at a weighted average purchase price of $0.15 per share, a total of 75,500 shares have been forfeited, and a total of 10,000 shares with a weighted average exercise price of $0.25 per share and a weighted average remaining life of 0.2 years remain outstanding.
9. Retirement Plan
During 2003 we adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) for the benefit of our employees. Employees are eligible to participate in the 401(k) Plan the month following hire and may defer up to 25 percent of their total compensation, up to the maximum allowed under IRS regulations, on an annual basis. We are required to match 25 percent of an employee’s deferral amount, up to a maximum of four percent of the employee’s compensation. We may, at our discretion, make additional contributions. Employees are immediately vested in the employer matching contributions. Our contributions to the 401(k) Plan were $27, $28, $24, and $171 for the years ended December 31, 2008, 2009, and 2010 and for the period from June 3, 1998 through December 31, 2010, respectively.
10. Commitments and Contingencies
We have licensed certain patents and other intellectual property rights related to the composition and coating of our bioresorbable stent and our other biomaterial products. Terms of these licenses include provisions for royalty payments on any future sales of products, if any, utilizing this technology, with provisions for minimum royalties once product sales begin. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume, and ranges from a minimum of approximately $70.00 per unit to a maximum of approximately $100.00 per unit sold, with license provisions for escalating minimum royalties that could be as high as $2,200 per year. Additionally, in the event we sublicense the technology and receive certain milestone payments, the licenses require that 20 percent of the milestone amount be paid to the licensors.
Additional terms of the technology licenses included annual licensing payments of $150 in 2008 and $175 in 2009 and 2010 and annually thereafter until the underlying technology has been commercialized. Terms of the licenses also include other payments to occur during commercialization that could total $950, payment of $350 upon a change in control of ownership, and payment of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires.

10. Commitments and Contingencies (continued)
In connection with our development activities, we periodically enter into contracts with consultants and vendors. These contracts are generally cancelable with 30 days’ written notice. As of December 31, 2010 the minimum future payments on these contracts totaled approximately $398.
We currently lease our office facilities under non-cancelable operating leases that expire in August 2011 and October 2011. We recorded rent expense of $320, $394, $436, and $2,942 for the years ended December 31, 2008, 2009, and 2010 and for the period from June 3, 1998 (inception) through December 31, 2010, respectively. Future minimum payments under the leases as of December 31, 2010 total $229.
11. Related Parties
Our related parties include the members of our Board of Directors and investors with five percent or more of our outstanding securities. As of December 31, 2010, our related parties collectively represented approximately 65 percent of our outstanding voting stock. We had issued long-term debt to certain of these related parties; these related party transactions are disclosed in our consolidated balance sheets and statements of operations.
12. Subsequent Events
On February 10, 2011, we issued 5,000 shares of common stock upon the exercise of stock options that had an exercise price of $0.25 per share.